Globalstar

3200 Zanker Road
Bldg. 260
San Jose, CA 95134

Anthony J. Navarra
President

STRICTLY CONFIDENTIAL

30 June 2003
In reply cite: 03-Quote-0110KR-Rev 2

Global Telesat Corp.
1606 Tanbark Road
Afton, VA 22920

Subject: Price and Delivery Quote
for the acceleration of Remote Telemetry capability and Simplex Data Services

Gentlemen:

Globalstar, L.P. (GLP) is pleased to provide this quote for (a) the accelerated deployment of Gateway Applique(s) at designated Globalstar Gateways, (b) Simplex Data service Pricing and (c) Additional Gateway Applique deployments.

a.) Gateway Applique Deployment:

- GLP will implement the delivery, installation and test of a Gateway Applique at a Globalstar Gateway location to enable the availability of Simplex Data Services.

- Customer shall designate the Globalstar Gateway location to support Customer service requirements.

- Quote assumptions: Operational capability of a Gateway Applique shall be as currently deployed in North America (but without the ability to operate within Radio Astronomy Systems (RAS) exclusion areas), installation and engineering support, including labor, travel and related expenses, associated operational spares and facilities maintenance. Deployment in Europe, Asia and/or Australia.

- F.O.B. Virginia (excludes shipping, insurance, duties and taxes)

- Lead time: Two (2) weeks after receipt of order, with time being of the essence

Quote = US $531,200 for each Gateway Applique Deployment

Add-ons = Facilities maintenance charges of $2,000 per month for up to thirty-six (36) months (i.e., up to $72,000) while used by Customer.

Payment terms are 50% ($265,600) due upon order, balance upon installation of the Applique. Payment schedule of monthly facilities maintenance charges to be agreed by the parties.

Basis of Estimate for this Quote include Gateway Applique hardware without RAS Operation ($379,000); on-site spares ($22,000); installation, engineering support and related travel expenses ($42,000); program management ($13,200); additional cost to re-deploy existing Applique from North American gateway to further expedite schedule ($75,000).

b.) Simplex Data Service Pricing:

- In consideration of payment for the accelerated Gateway Applique deployment in a.) above, Customer shall be afforded free wholesale airtime usage of Simplex Services, waiver of the wholesale monthly access fee and activation fee ("Free Usage") for up to 300 Remote Transmitter Units ("RTUs").
- Customer shall obtain at its own expense RTUs and Simplex Data Services from Globalstar Data Value Added Reseller at the rates as offered by such Reseller. GLP will credit the above Free Usage to the Reseller offering Simplex services to Customer.

c.) Additional Gateway Applique Deployments:

Customer is hereby granted the irrevocable option to duplicate this order with a second Gateway Applique Deployment at anytime within 45 days from the installation of the initial order on terms and conditions identical to the above, subject to schedule confirmation. In addition, Customer has the further irrevocable option to order fifteen (15) more Gateway Appliques within a period of one (1) year from deployment of the second Gateway Applique mentioned hereinabove, also on terms and conditions identical to the above.

Premium expediting and delivery charge of $75,000 per gateway assessed for the initial two (2) expedited deployments will be waived for the additional fifteen (15) Gateway Appliques mentioned in the foregoing sub paragraph, provided Customer schedules delivery of same.

Terms of Sale shall include GLP maintaining full ownership and use for commercial service of all Gateway Appliques and related operational responsibilities covered by this Price and Delivery Quote.

This quote is valid until 22 August 2003.

Should you have further comments or questions regarding this quote, please feel free to contact the undersigned at (408) 933-4525 or via e-mail at tony.navarra@globalstar.com or Mr. Steve Long at (408) 933-4506 e-mail at steve.long@globalstar.com..

Sincerely,

AJ Navarra
Anthony J. Navarra